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                                                             EXHIBIT NUMBER 23.1
















                          INDEPENDENT AUDITORS' CONSENT



The Administrative Committee of the
     Total Fina Elf Finance USA, Inc. Savings Plan:


We consent to the incorporation by reference in the registration statement (No. 333-13214) on Form S-8 of Total Fina Elf S.A. of our report dated July 1, 2002, with respect to the statement of net assets available for plan benefits of Total Fina Elf Finance USA, Inc. Savings Plan as of December 31, 2001, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2001, which report appears in the December 31, 2001, Annual Report on Form 11-K of Total Fina Elf Finance USA, Inc. Savings Plan.


/s/ KPMG LLP
-----------------------------


Houston, Texas
July 1, 2002